Exhibit 99.1

MEDIA CONTACTS: Tom Donahue—CompuCredit

(770) 828-1577

or

Bill Marks – Fleishman-Hillard

(404) 510-9347

COMPUCREDIT COMMENTS ON ANTICIPATED FTC AND FDIC

ALLEGATIONS

ATLANTA – June 10, 2008 – CompuCredit Corporation (NASDAQ: CCRT) issued the following statement in anticipation of actions by the U.S. Federal Trade Commission (FTC) and the Federal Deposit Insurance Corporation (FDIC) related to the Company’s past credit card marketing practices.

“The claims asserted by the FTC and FDIC in settlement negotiations regarding CompuCredit’s past credit card marketing practices are untrue and without merit. The credit card programs at issue complied with applicable laws and regulations and have exemplified best practices in credit card marketing. In fact, the FDIC repeatedly determined over the years now at issue that the marketing materials fully disclosed fees and terms in compliance with consumer protection laws. Therefore, CompuCredit intends to vigorously contest these unsupported allegations and is confident that it will prevail. Specifically, CompuCredit notes that:

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The FDIC has repeatedly advised consumers that CompuCredit’s disclosures are in compliance with applicable law. The FDIC’s own Consumer Response Center — established by Congressional mandate specifically to monitor compliance with consumer protection laws — reviewed the credit card marketing materials in question repeatedly during the period that is the focus of the Agencies’ current allegations. Throughout this period, the FDIC wrote numerous letters to consumers assuring them that the materials complied with applicable laws and regulations.

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The FDIC retained CompuCredit for the express purpose of marketing credit cards to customers of a bank directly controlled by the FDIC. Specifically, the Agency retained CompuCredit in June 2002 to serve as its marketing partner for a portfolio of Nextbank, N.A. credit card holders. The FDIC, as receiver for Nextbank, entered into a “Cardholder Solicitation Agreement” pursuant to which CompuCredit would offer qualified Nextbank cardholders the opportunity to establish a new credit card account and transfer part or all of the old account to a new credit card.

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CompuCredit’s marketing materials at issue in this case meet or exceed existing and proposed federal regulations regarding disclosure of credit terms. The Federal Reserve’s proposed new regulations for credit card practices and disclosure would require the industry to match many of the disclosure standards and consumer protection features introduced unilaterally by CompuCredit several years ago. Moreover, CompuCredit’s business practices have always been consistent with the “Gold Standard” credit card principles released in August 2007 by Rep. Carolyn B. Maloney (D-NY), Chair of the House Subcommittee on Financial Institutions and Consumer Credit.

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CompuCredit has always conducted its business on the principle that customers deserve full and fair disclosure of credit card terms and conditions, and that customers deserve professional and courteous service at all times. Customer satisfaction surveys conducted regularly since 1999 clearly demonstrate that our customers understand the terms and conditions of their credit card agreements and are satisfied with the service we provide to them.

It is our understanding that the FTC may make allegations related to debt collection practices involving Jefferson Capital, a subsidiary of CompuCredit. We have repeatedly asked the FTC to provide us any proof of these allegations. We are disappointed that the agency has yet to share with us any factual support for these claims. Jefferson Capital denies any wrong doing and insists that its collection practices are fully compliant with all applicable state and federal laws and regulations.

CompuCredit remains committed to helping provide financially underserved consumers with access to credit. We do not believe that the Agencies’ actions will require any changes in our practices or will have a material impact on our financial condition. Together with our banking partners, CompuCredit will continue to assist its banking partners in providing credit cards that can be instrumental in helping our customers meet their financial needs and build or re-build their credit ratings.”

About CompuCredit

CompuCredit (NASDQ: CCRT) is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses financial resources and volunteer efforts to address the numerous financial challenges affecting our customers. For more information about CompuCredit, visit www.compucredit.com.

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